July 25, 1997



Extended Family Care Corporation, Inc.
One Old Country Road
Suite 335
Carle Place, NY 11514

Star Multi Care Services, Inc.
33 Walt Whitman Road
Huntington Station, NY 11746

     Re:       AGREEMENT AND PLAN OF MERGER AMONG STAR MULTI CARE
               SERVICES, INC., EFCC ACQUISITION CORP. AND EXTENDED FAMILY CARE CORPORATION, INC. DATED AS OF JANUARY 3, 1997
               -----------------------------------------------------------

Ladies and Gentlemen:

           We have acted as counsel to the shareholders of Extended Family Care Corporation, Inc., a New York corporation ("EFCC"), in connection with the proposed merger (the "Star Merger") of EFCC with and into EFCC Acquisition Corp., a New York corporation ("Merger Sub") and wholly-owned subsidiary of Star Multi Care Services, Inc., a New York corporation ("Star"), pursuant to the Agreement and Plan of Merger Dated as of January 3, 1997 (the "Merger Agreement"), among Star, Merger Sub and EFCC.

           In so acting, we have participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of a Joint Proxy Statement of EFCC and Star and Prospectus of Star relating to the proposed Star Merger and to the shares of common stock, par value $.001 per share, of Star to be issued to EFCC shareholders in the Star Merger pursuant to the Merger Agreement (the "Proxy Statement").



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Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 2

           As required by Section 6.1(f) of the Merger Agreement, you have requested that we render the opinion set forth below. In rendering such opinion, we have made inquiry as to the underlying facts which we consider to be relevant to the conclusions set forth in this opinion. We have also examined and relied upon the accuracy as of the date hereof and as of the date of the closing of the Star Merger of the representations and warranties as to factual matters set forth in the documents referred to above and the letters of representation, dated as of the date hereof, that EFCC and Star have provided to us, copies of which are attached hereto (the "Letters of Representation"). Our opinion is expressly predicated on the continuing validity of the Letters of Representation. We have no reason to believe that these representations and facts are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.

           For purposes of this opinion, we have also reviewed such documents and materials as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In our examination, we have assumed the genuineness of all signatures, the capacity of each party executing a document to execute such document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Capitalized terms used but not specifically defined herein shall have the meanings as defined in the Merger Agreement.

           This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations promulgated thereunder (the "Regulations") and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). Moreover, it is not possible to know whether any such changes will be made or court decisions or interpretations will be issued, or the effect, if any, that such changes or court decisions will have on our opinion. Any such change may adversely affect our conclusions. No ruling from the Internal Revenue Service (the "IRS") has been or will be sought on any of the issues discussed below, and there can be no assurance that the IRS will not take a contrary view as to the federal income tax consequences discussed below.

           This opinion does not address all of the federal income tax consequences that may be applicable to any particular holder subject to special treatment under United States federal income tax



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Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 3

law or to any particular holder in light of such holder's particular facts and circumstances. Certain holders may be subject to special and/or different rules not discussed below. In addition, this opinion does not address any aspect of state, local or foreign taxation.

           This opinion is limited solely to the federal law of the United States as in effect on the date hereof and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.

           We are delivering this opinion to you, the Board of Directors and shareholders and, without our prior written consent, no other persons are entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement and to the use of our name under the captions "The Merger-Certain Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                      FACTS

           EFCC is a New York public holding corporation with 32,000,225 shares of common stock issued and outstanding. Coss Holding Corp. ("Coss") owns 12,749,658 (39.84%) of such shares, Arbor Home Healthcare Holdings, LLC ("Arbor") owns 13,000,000 (40.63%) of such shares and public shareholders own 6,250,568 (19.53%). Arbor acquired its shares for $1,300,000 on August 21, 1996 and October 31, 1996 through the exercise of options granted on October 31, 1995.

           Star is a New York corporation with 4,212,387 shares of common stock issued and outstanding.

           On January 21, 1997, when EFCC had minimal current earnings and profits, EFCC distributed to all of its shareholders with respect to their shares $750,000 of cash in the aggregate (the "EFCC Dividend"). Such distribution reduced the EFCC shareholders' basis in their EFCC shares, but not below zero. EFCC's only remaining assets are approximately $160,000 in cash, $150,000 in other current assets, 83% of the stock of TPC Home Care Services, Inc., a New York corporation ("TPC") and $610,000 in intercompany debt from TPC. The other 17% of TPC is owned by many different shareholders.



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Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 4



           On December 6, 1996, TPC sold the assets, subject to liabilities, of its Jersey City, New Jersey division in a fully taxable transaction to Public Services, Inc. ("Buyer") for $175,000, evidenced by a promissory note, plus an amount equal to 12% of the gross revenues of Buyer in excess of $90,000 per month for a 24 month period. Buyer is owned l00% by Gary Melius, who is the husband of a shareholder of Coss, the voting trustee of Coss' shares in EFCC and owner of 25,000 shares of EFCC, but does not otherwise own any direct or indirect interest in TPC and is unrelated to all of the other shareholders of TPC and EFCC.

           In order to effect desired operating efficiencies in the corporate structure of EFCC by simplifying the current two-tiered structure, which no longer serves any business purpose and entails a substantial cost to maintain due to dual financial reporting, disclosure and administrative burdens, and to make it more attractive to Star or any other potential purchaser if the Star Merger does not occur, subsequent to the sale of TPC's Jersey City division, subsequent to the EFCC Dividend and prior to the Star Merger, TPC will merge into EFCC pursuant to the Business Corporation Law of the State of New York, with EFCC as the surviving entity (the "TPC Merger"). The shareholders of TPC (other than EFCC) will receive solely 6,554,264 EFCC shares in the TPC Merger, which represents 17% of all outstanding EFCC shares after such issuance.

           Merger Sub is a New York corporation formed on December 31, 1996 for the sole purpose of effecting the Star Merger. Merger Sub is a wholly owned subsidiary of Star.

           Star and EFCC believe that a combination of their respective businesses will enable both companies to grow and operate more efficiently. Star has in place a management infrastructure and can merge the former TPC business operations with minimal incremental cost. By eliminating the operating and overhead costs of EFCC, profitability can be greatly enhanced. Such enhanced profitability will be shared by Star's shareholders, including the former EFCC shareholders. To achieve this purpose, Star has agreed to acquire all of the outstanding capital stock of EFCC as more fully described below.

           Following the TPC Merger, EFCC will merge with and into Merger Sub (i.e., the Star Merger). Pursuant to the Star Merger, EFCC's shareholders (including the former TPC minority shareholders) will receive $2,400,000 in cash (plus cash payments to dissenting shareholders, if any) and $4,850,000 in Star common stock (less the amount that would have been paid to dissenting shareholders, if any), as determined on the third business clay prior to the


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Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 5

Effective Time, using the average of the closing sales price of a share of Star common stock as reported on the NASDAQ National Market during the 120 trading days immediately preceding the date of determination (such amounts to be adjusted in the event of payments to dissenting shareholders in the TPC Merger). Other than cash payments to dissenting shareholders, such proceeds will be allocated among the non-dissenting shareholders pro rata in proportion to their relative stock ownership.

           In connection with the Star Merger, EFCC and Star will enter into a Consulting Agreement pursuant to which Star will render to EFCC consulting and advisory services in connection with the management, operation and supervision of EFCC. The term of the consulting Agreement shall end on the earlier of (i) one year from the signing of the Star Merger Agreement, (ii) the Effective Time or (iii) the termination of the Star Merger Agreement. In consideration for the consulting services to be rendered by Star, EFCC will pay Star $25,000 per month, payable (a) $15,000 in arrears on the last day of each month and (b) the remaining $10,000 on the earlier to occur of (x) the Closing Date and (y) the termination of the Star Merger Agreement.

           Alternatively, solely at Star's option, Merger Sub will be merged with and into EFCC and EFCC's shareholders will receive solely cash in the amount of $7,250,000 in exchange for their EFCC stock (the "All Cash Option") (such amount to be adjusted in the event of payments to dissenting shareholders in the TPC Merger).

                                 REPRESENTATIONS

           In   connection   with  the  proposed   transaction,   the  following
representations are being made by EFCC, Coss and/or Star to us, as set forth in the Letters of Representation:

           Provided that the All Cash Option is not exercised:

           (a) The Star Merger will be effected in accordance with the Merger Agreement and pursuant to New York State law.

           (b) No stock of the Merger Sub will be issued to any shareholder of EFCC in the Star Merger.

           (c) As of the Effective Time, to the best of the knowledge of the management of EFCC, there are no shareholders of EFCC, other than Coss and Arbor, who own 5% or more of the stock of EFCC.

           (d) To the best of the knowledge of the management of EFCC, Coss acquired their EFCC stock before the formulation of any plan



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Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 6


in connection with the Star Merger and not in contemplation of Merger Sub's subsequent acquisition of the outstanding capital stock of EFCC.

           (e) As of the Effective Time, Coss does not have a binding commitment or preconceived plan or arrangement for disposing of any of their Star stock received in the Star Merger.

           (f) As of the Effective Time, to the best of the knowledge of the management of EFCC, none of the shareholders of EFCC have a binding commitment or preconceived plan or arrangement for disposing of any of their Star stock received in the Star Merger.

           (g) EFCC will transfer to Merger Sub and Merger Sub will acquire at least 90 percent of the fair market value of EFCC's net assets and at least 70 percent of the fair market value of EFCC's gross assets held immediately prior to the Star Merger, including, but not limited to, the assets formerly held by TPC (which includes the consideration received by TPC upon the sale of its Jersey City division) and the amount of cash distributed in the EFCC Dividend. For purposes of this representation, amounts paid by EFCC to dissenters, amounts paid by EFCC to shareholders who receive cash in lieu of fractional shares, amounts used by EFCC to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by EFCC will be included as assets of EFCC immediately prior to the Star Merger.

           (h) Prior to the Star Merger, Star will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

           (i) Merger Sub has no plan or intention to issue additional shares of its stock that would result in Star losing control of Merger Sub within the meaning of Section 368(c) of the Code.

           (j) As of the Effective Time, EFCC will not, in anticipation of or as a part of the plan for the combination of EFCC and Merger Sub have (i) redeemed any of the EFCC stock or (ii) effected any distributions with respect to any of its stock, except for normal dividends and except for the EFCC Dividend.

           (k) As of the Effective Time, Star or any corporation affiliated with Star (i) will not be under any obligation and will not have entered into any agreement or understanding to redeem or repurchase any of its stock issued in the Star Merger or to make any extraordinary distributions in respect of the Star common stock and (ii) will have no plan or intention to reacquire any of its stock issued in the Star Merger.



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Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 7

           (l) As of the Effective Time, there will be no plan or intention on the part of Star or any corporation affiliated with Star to liquidate Merger Sub, to merge Merger Sub into another corporation, to sell or otherwise dispose of the stock of Merger Sub or to cause Merger Sub to sell or otherwise dispose of any of the assets acquired from EFCC (including the assets that EFCC received from TPC), except for dispositions to be made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

           (m) Following the Star Merger, Merger Sub will continue the "historic business" of TPC or use a "significant portion" of TPC'S "historic business assets" in a business (as such terms are defined in Treasury Regulation
Section 1.368-1(d)(2)), to the extent they have been acquired by Merger Sub in the Star Merger.

           (n) Star and the shareholders of EFCC will pay (or will have paid) their respective expenses, if any, incurred in connection with the Star Merger and will not pay any of the expenses of the other in connection with the Star Merger. Star will pay or assume only those expenses of EFCC that are solely and directly related to the Star Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

           (o) As of the Effective Time, there will be no intercorporate indebtedness existing between Star and EFCC or between Merger Sub and EFCC that was issued, acquired or will be settled at a discount.

           (p) As of the Effective Time, Star and Merger Sub will not be investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

           (q) At the Effective Time, the fair market value of the assets of EFCC (including the assets received from TPC) will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject. Such liabilities were incurred by in the EFCC or TPC in the ordinary course of business and are associated with the business of EFCC or TPC.

           (r) As of the Effective Time, EFCC will not be under the jurisdiction of a court in a title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

           (s) The payment of cash in lieu of fractional shares of Star common stock is solely for the purpose of avoiding the expense and inconvenience to Star of issuing fractional shares and does not represent separately bargained-for consideration. The total cash


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Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 8

consideration that will be paid in the Star Merger to the EFCC shareholders instead of issuing fractional shares of Star stock will not exceed one percent of the total consideration that will be issued in the Star Merger to the EFCC shareholders in exchange for their shares of EFCC stock. The fractional share interests of each EFCC shareholder will be aggregated, and no EFCC shareholder will receive cash in an amount greater to or greater than the value of one full share of Star stock.

           (t) The consideration to be received by the shareholders of EFCC in the Star Merger is a result of arm's-length bargaining. None of the compensation received by any shareholder-employees of EFCC will be separate consideration for, or allocable to, any of their shares of EFCC stock; none of the shares of Star stock received by any shareholder-employees of FFCC will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

           (u) None of the representations or warranties made by EFCC, Coss and, to the knowledge of the officers of Star and Merger Sub, none of the representations or warranties made by Star or Merger Sub, herein or in any Schedule hereto or in any other documents furnished pursuant to any of the transactions described herein contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and opinions contained herein or therein, including our Meltzer, Lippe, Goldstein, Wolf & Schlissel P.C. opinions, true and not misleading.

                                   CONCLUSION

           Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the following opinion that, more likely than not:

           Provided that the All Cash Option is not exercised, and assuming that the Star Merger is consummated strictly in accordance with the Merger Agreement and as described in the Joint Proxy Statement:

           1. On the basis of our conclusion set forth below in the Discussion section of this opinion letter that the shareholders of EFCC should be deemed to have received and retained a sufficient amount of stock in Star to satisfy the continuity of interest requirement, and assuming that EFCC is merged into Merger Sub pursuant to New York State law, the Star Merger will be treated for

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 9

United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

           2. Star, Merger Sub and EFCC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

           3. No gain or loss will be recognized by EFCC shareholders as a result of the exchange of EFCC common stock solely for Star common stock pursuant to the Star Merger, except that gain, if any, (but not loss) will be recognized on the receipt of cash, other than cash received in lieu of fractional shares, and gain or loss, if any, will be recognized in connection with the receipt of cash in lieu of fractional shares. The payment of cash in lieu of fractional share interests of Star common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Star. Pursuant to Section 302 (a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for such Star common stock. Any gain or loss recognized upon such exchange (as determined under Code Section 1001 and subject to the limitations of Code
Section 267) will be capital gain or loss provided the shares would constitute a capital asset in the hands of the exchanging stockholder.

           4. Each shareholder of EFCC who elects to dissent from the Star Merger and receive cash in exchange for his shares of EFCC common stock will be treated as receiving such payment in complete redemption of his shares of EFCC, provided such shareholder does not actually or constructively own any EFCC common stock after the exchange under the provisions and limitations of Code Section 302.

           5. The tax basis of the Star common stock received by EFCC common stockholders will be the same as the basis of the EFCC common stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash, and decreased by any money received in the exchange (other than cash received in lieu of fractional shares) and increased by any gain recognized on the exchange.

           6. The holding period of the Star common stock received by the EFCC common stockholders will include the period during which the EFCC common stock surrendered in exchange therefor was held, provided that the EFCC common stock is held as a capital asset in the hands of the EFCC stockholders at the Effective Time.




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Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 10

           7. No gain or loss will be recognized by EFCC on the transfer of all of its assets to Merger Sub pursuant to the plan of reorganization.

           8. No gain or loss will be recognized by Star or Merger Sub pursuant to the Star Merger.

           9. The tax basis of EFCC's assets in the hands of Merger Sub will be the same as the basis of those assets in the hands of EFCC immediately prior to the Star Merger. The tax basis of EFCC's assets in the hands of Merger Sub will not be increased by any cash paid to dissenters or cash paid in lieu of fractional shares.

           10. The holding period of the assets of EFCC in the hands of Merger Sub will include the period during which such assets were held by EFCC.

           We express no opinion other than as stated above, and any such opinion is not intended to imply or be an opinion on any other matter. This opinion represents only counsel's best legal judgment as to the likely outcome of an issue if properly presented to a court (and assuming the court determines all facts to be consistent with the facts stated in counsel's Is opinion) . However, the opinion has no binding effect or official status of any kind, and the conclusions stated herein are not free from doubt. The IRS or a court may disagree with any or all of our conclusions and, accordingly, there can be no assurance that the IRS will not successfully contest this opinion in the courts or otherwise.

                                   DISCUSSION

1.         GENERAL

           Section 354 (a) (1) of the Code addresses the effects of corporate reorganizations on shareholders, providing in general that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

           For purposes of Code Section 354, the term "Reorganization" is defined in Code Section 368(a). Code Section 368(a)(1)(A) states that the term reorganization includes a statutory merger or consolidation. Regulation Section 1.368-2(b)(1) states that in order for a transaction to qualify as a reorganization under Code

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Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 11

Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States, a State, territory or the District of Columbia.

           The Regulations under Code Section 368 require as a part of a reorganization a continuity of the business enterprise under the modified corporate form, a bona fide business purpose for the reorganization and a "continuity of interest" therein on the part of those persons who, directly or indirectly, were owners of the enterprise prior to the reorganization.
Regulation Section 1.368-l(d)(2) states that the continuity of business enterprise requirement is met if the acquiring corporation either continues the acquired corporation's historic business or uses a significant portion of the acquired corporation's business assets in the operation of a trade or business.

           Regulation section 1.368-2(g) indicates that in addition to coming within the scope of the specific language of Code Section 368 (a) , a reorganization must also be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." If the transaction or series of transactions has no business or corporate purpose, then the plan is not a reorganization pursuant to Code Section 368(a). Regulation section 1.368-1(c).

           The continuity of interest requirement mandates that the historic shareholders of the acquired corporation must acquire a definite and substantial interest in the continuing corporation, and stock must represent a material part of the consideration transferred. The Supreme Court, in NELSON CO. V. HELVERING, 296 U.S. 374 (1935), held that equity equal to 38% of the entire consideration constituted a definite and substantial interest in the purchasing corporation. The percentage relates to the proportion of the equity consideration received by the target shareholders in the aggregate to the total consideration paid by the acquiror for target's assets or stock. An historic shareholder is a person who owned the target corporation's stock before the acquisition of target commenced and who purchased such target corporation stock before the formulation of the transaction not in contemplation of the acquiring corporation' s subsequent acquisition of the target. It is not necessary that all historic shareholders of the acquired corporation have a proprietary interest in the surviving corporation after the acquisition. The IRS has announced that it considers a 50 percent continuity-of-equity interest by



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Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 12

value to be sufficient(1). Nevertheless, pursuant to the NELSON case, a 40 percent continuity of interest by value on the part of the former historic shareholders of the target should be sufficient.

           In addition to meeting the continuity of interest requirement immediately after the reorganization, the former shareholders of the acquired corporation must retain their interest in the acquiring corporation for some unspecified time after the reorganization. The courts have ruled that the tax-free nature of the reorganization may be retroactively invalidated if the continuity of interest is not maintained either because, at the time of the reorganization, the shareholders intended to dispose of the proprietary interest soon after the reorganization(2) or because a shareholder disposes of stock immediately following the reorganization in accordance with a pre-existing commitment to sell.(3)

           In Rev. Rul. 66-23, 1966-1 C.B. 67, the IRS held that the target shareholders must not have a preconceived plan or arrangement for disposing of their acquiring corporation stock; if such plan or arrangement exists, any post-reorganization dispositions of the stock of the acquiring corporation may be stepped together with the initial receipt of such stock in the reorganization. The consequence of applying step transaction principles(4) to the subsequent stock disposition is to treat the selling shareholder as having received the sales proceeds on the date of the reorganization for purposes of testing continuity of interest. Nevertheless, target shareholders are free to dispose of their acquiring corporation stock at any time following the reorganization, as long as the disposition results from circumstances existing after the reorganization and not from a

--------
1 Rev. Proc. 77-37, 1977-2 C.B. 568. This is merely a guideline established by the IRS for purposes of obtaining a private letter ruling, and is not a requirement of substantive law.
2 MCDONALD'S RESTAURANTS OF ILLINOIS, INC. V. COMMISSIONER, 688 F.2d 520 (7th Cir. 1982).
3    AMERICAN WIRE FABRICS CORP. V. COMMISSIONER, 16 T.C. 607 (1951).
4    See infra notes 11-13 and accompanying text.

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 13

preexisting plan.(5) During the period of ownership of the acquiring corporation stock, the target shareholders must have unrestricted rights of ownership for an unspecified period of time sufficient to warrant the conclusion that such ownership is definite and substantial.(6)

           For purposes of Code Section 354, the term "party to a reorganization" is defined in Code Section 366(b), which provides that the term "party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Code
Section 368 (a) (1) (A) by reason of Code Section 368 (a) (2) (D) , the term "party to a reorganization" includes the corporation which is in control of the acquiring corporation.

           Code Section 356 (a) (1) provides that if Code Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received under Code Section 354 without the recognition of gain but also of other property or money then the gain, if any, to the recipient shall be recognized but not in excess of the sum of money and the fair market value of such other property. Code Section 356(c) states that no loss from the exchange may be recognized by the shareholder.

--------
5 Rev. Rul. 66-23. See also PENROD V. COMMISSIONER, 88 T.C. 1415 (1987) ; ESTATE OF CHRISTIAN V. COMMISSIONER, 57 T.C.M. (CCH) 1231 (1989). Under Proposed Regulation Section 1.368-1(e), the IRS states that stock dispositions of the acquiring corporation by a former target shareholder generally are not considered for determining continuity of interest. However, under the Proposed Regulations, if the acquiring corporation or a related party purchases the acquiring corporation stock shortly after the reorganization, the facts and circumstances may indicate that the transaction should be recast to treat the acquiring corporation as furnishing cash in the reorganization and not satisfying the continuity of interest requirement. Proposed regulations do not become law until adopted as final regulations, and generally are applied prospectively once adopted. Therefore, Proposed Regulation Section 1.368-1(e) is inapplicable to this transaction. See also infra note 23 and accompanying text.
6    Id.

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 14

           The IRS, in Rev. Rul.  74-515,  1974-2 C.B. 118 and Rev. Rul. 74-516,
1974-2 C.B. 121, treated the distribution of cash as part of a reorganization and in a transaction subject to Code Section 356 (including cash payments made to dissenting shareholders of the acquired corporation) by applying the redemption principles under Code Section 302. Code Section 302 provides, in part, that a redemption will be treated as a distribution in part or full payment in exchange for stock if it can meet the tests of that section. The Supreme Court in CLARK V. COMMISSIONER. , 469 U.S. 726 (1989), applied the tests of Code Section 302 by viewing the exchange involving cash or other property as a "hypothetical post-reorganization redemption." The Court viewed the exchange as first an exchange of solely stock of the acquiring corporation for the acquired company stock, followed by an exchange by the shareholder of the newly acquired stock for cash from the acquiring corporation. The Code Section 302 tests are applied to the second hypothetical exchange.

           One of the tests of Code Section 302 provides that where there is a complete redemption of all of a shareholder's stock in a corporation (after consideration of the constructive ownership rules of Code Section 302(c)) , the redemption payment is treated as made entirely in exchange for the shareholder's stock in the corporation. Code Section 302(b)(3). The constructive ownership rules of Code Section 302(c) are generally contained in Code Section 318 and provide that an individual or entity is treated as owning the stock owned by certain other related individuals and entities. Where there is a complete termination of the shareholder's interest, the constructive ownership rules may be waived if certain conditions are met.

           In Rev. Rul. 66-365, 1966-2 C.B. 116, the IRS announced that in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code where a cash payment is made by the acquiring corporation in lieu of fractional shares and is not separately bargained for, such cash payment will be treated under Section 302 of the Code as in redemption of fractional share interests. Therefore, each shareholder's redemption will be treated as a distribution in full payment in exchange for his or her fractional share interest under Section 302(a) of the Code and accorded capital gain or loss treatment provided the redemption is not essentially equivalent to a dividend and that the fractional shares redeemed constitute a capital asset in the hands of the holder as discussed below. In Rev. Proc. 77-41, 1977-2 C.B. 574, the IRS stated that "a ruling will usually be issued under Section 202(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations will be treated as having been received in part or

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 15

in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring of fractional shares, and is not separately bargained-for consideration."

           Under Code Section 358(a)(1) , in the case of an exchange to which Code Section 354 or Code Section 356 applies, the basis of property which is permitted to be received under such sections without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the amount of any money received by the recipient and the amount of loss recognized by the recipient as a result of the exchange and increased by the amount which was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction.

           As described above, where cash is received in lieu of fractional shares, the substance of the transaction is that of a hypothetical receipt of the fractional shares and then a redemption of such shares. Therefore, the basis that is to be allocated to the stock of the acquiring corporation received must be allocated to the shares retained and the fractional shares hypothetically received. The gain or loss attributable to the receipt of cash in lieu of fractional shares is measured by comparing the cash received with the basis allocated to the Factional shares that are hypothetically received, and such gain or loss is recognized as discussed earlier pursuant to Rev. Rul. 66-365.

           Code Section 361 (a) states that, as a general rule, no gain or loss is to be recognized by a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan or reorganization, solely for stock or securities in another corporation a party to the reorganization. Code Section 361(b) states that if Code Section 361(a) would apply to an exchange but for the fact that the property received in the exchange consists not only of stock or securities afforded nonrecognition treatment under Code Section 361(a), but also of other property or money, then provided the corporation receiving such other property or money distributes it in pursuance of the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Code Section 361(c) states that as a general rule no gain or loss shall be recognized by a corporation a party to a reorganization on the distribution to its shareholders of any stock in another corporation which is a party to the reorganization if such stock was received by the distributing corporation in the exchange.

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 16

           Code Section 1032(a) states that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for such corporation's stock, including treasury stock.

           Code Section 362(a) states that the basis of property received by the acquiring corporation in a reorganization is the same as it would be in the hands of the transferor of the assets, increased by any gain recognized by the transferor. The transferors for purposes of the preceding sentence in the instant case is TPC and EFCC.

           Code Section 1221 defines a capital asset as property held by the taxpayer which is not inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of a trade or business, property used in the taxpayer's trade or business subject to the allowance for depreciation under Code Section 167, a copyright, literary, musical or artistic composition, a letter or memorandum, or similar property created by the personal ef forts of the taxpayer, accounts or notes receivable acquired in the ordinary course of a trade or business f or services rendered or from the sale of inventory or other property held by the taxpayer primarily f or sale to customers in the ordinary course of business, or a publication of the United States Government which is received from the United States Government or any agency thereof other than by purchase at the price at which it is offered for sale to the public.

           Code Section 1223(1) states that in determining the period f or which a taxpayer has held property received in an exchange, there shall be included the period for which he or she held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in Code Section 1221 as of the date of the exchange. Code Section 1223(2) states that for determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by another person if the property has the same basis in whole or in part in his hands as it would have had in the hands of such other person.

2.         STAR MERGER

           (a)       General

           Code Section 368(a)(2)(D) provides that the acquisition by one corporation, in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 17

properties of another  corporation shall not disqualify a transaction under Code
Section 368(a) if no stock of the acquiring corporation is used in the transaction and such transaction would have qualified under Code Section 368(a)(1)(A) had the merger been into the controlling corporation. Regulations permit the acquiring corporation or its parent or both to pay some cash, subject to the continuity of interest requirement discussed above.

           Accordingly, an acquisition by Merger Sub in exchange for stock of Star should qualify as a Code Section 368(a)(1)(A) reorganization via Code
Section 368(a)(2)(D) if (1) substantially all of the properties of EFCC are acquired by Merger Sub; (2) EFCC is merged into Merger Sub pursuant to state law; (3) the Star Merger would have qualified under Code Section 368(a)(1)(A) had it been effected directly into Star; and (4) no stock of the Merger Sub is used in the Star Merger.

           (b)       The "Substantially All" Requirement

           The "substantially all" requirement has not been statutorily defined. The determination of "substantially all" is based upon all the facts and circumstances of each transaction. The IRS's advance ruling guidelines, Rev. Proc. 77-37, 1977-2 C.B. 568,(7) provide that the "substantially all" requirement will be met if at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of the acquired corporation immediately before the merger are transferred to the acquiring corporation. All payments to dissenters and all redemptions and distributions (except for regular, normal distributions) made by the corporation immediately preceding the transfer and which are part of the plan of reorganization will be considered as assets held by the corporation immediately prior to the transfer. In addition, where a corporate division effected prior to and in contemplation of the reorganization removes assets from target, the reorganization may be taxable on the ground that the acquiror has not acquired substantially all of target's "historic" assets.(8)

           Unlike a spin-off of unwanted assets, a sale of a portion of target's assets prior to the reorganization does not deplete the aggregate amount of target's assets -- it only changes the makeup of those assets. That is, the assets sold are replaced with the

--------
7    SEE ALSO Rev. Proc. 86-42, 1986-2 C.B. 722.
8 SEE HELVERING V. ELKHORN COAL CO., 95 F.2d 732 (4th Cir. 1938), CERT. DENIED, 305 U.S. 605 (1938).

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 18

consideration received on the sale, whether it is cash, notes or other assets. Provided the sale of assets does not destroy continuity of business enterprise, the nature and amount of the assets sold should have no bearing on the qualification of the reorganization so long as the sale proceeds remain with the target's other assets and are not distributed to the shareholders.

           In Rev. Rul. 88-48, 1988-1 C.B. 117, target sold one of its two significant lines of business (constituting 50% of its historic business assets) for cash and then transferred its other line of business together with the cash proceeds to acquiror in exchange for acquiror voting stock in a Code Section 366(a)(1)(C) reorganization. The IRS held that because the cash proceeds were not retained by target or its shareholders but were transferred to acquiror, the transaction was not divisive in nature. Also, because the sale of the historic business assets was to "unrelated purchasers," the former target shareholders retained no direct or indirect interest in those assets. The term "unrelated purchaser" was not defined or specified. Under those circumstances, the IRS ruled, the "substantially all" requirement was met.

           In the instant case, the sale of TPC's Jersey City, New Jersey division was to a person who should be treated as an unrelated purchaser for purposes of the "substantially all" requirement for full and adequate consideration in a fully taxable transaction. Such consideration was subsequently transferred to EFCC in the TPC/EFCC merger and will then be transferred to Merger Sub in the Star Merger of EFCC with and into Merger Sub. Thus, such sale should not impact the "substantially all" requirement. Based on the above analysis and on the representation in the Letters of Representation that EFCC will transfer to Merger Sub and Merger Sub will acquire at least 90 percent of the fair market value of EFCC's net assets and at least 70 percent of the fair market value of EFCC's gross assets held immediately prior to the Star Merger, including, but not limited to, the assets formerly held by TPC, the "substantially all" requirement should be met with respect to the properties of EFCC acquired by Merger Sub in the Star Merger.

           (c)       Continuity of Business Enterprise

           Based on representations included in the Letters of Representation that following the Star Merger, Merger Sub will continue the historic business of TPC or use a significant portion of TPC's historic business assets in a business (as such terms are defined in Treasury Regulation Section 1.3 68-1
(d)(2)) , the continuity of business enterprise requirement should be met with respect to the assets and business operations of TPC, EFCC and Merger Sub.

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 19

           (d)       Business Purpose

           In general, Star and EFCC believe that a combination of their respective businesses will enable both companies to grow and operate more efficiently. Based on these reasons, the Star Merger should meet the business purpose requirement.

           (e)       Continuity of Interest

                     (1)       Arbor Options

           For purposes of the Star Merger, continuity of interest must exist in the "historic shareholders" of EFCC. The exercise of Arbor's options in contemplation of the Star Merger raises two continuity of interest issues: (1) does the EFCC stock issued upon exercise of the Arbor options count as outstanding EFCC stock in applying the continuity of interest test and (2) if the EFCC stock does count, is Arbor considered to be an historic EFCC shareholder?

           In General Counsel Memoranda ("GCM") 36040 and 36041 (Oct. 8, 1974), as part of a plan of reorganization, the holders of target warrants and convertible target debt converted these instruments into target stock and then, along with the other target shareholders, exchanged their target stock for acquiror stock in the reorganization. At issue was whether the step-transaction doctrine should apply to treat the transactions as though the target warrants and target convertible debt were exchanged directly for acquiror stock. The IRS concluded that the step-transaction doctrine should not apply because to do so would ignore the right inherent in the warrants and debentures that allows the holder thereof to acquire an equity interest in target. Thus, the IRS honored the form of the transactions and preserved tax-free reorganization treatment for the warrant holders and convertible debenture holders.

           It is unclear whether the IRS would apply the same rationale for purposes of measuring continuity of interest.(9) On the one
--------
9 See Priv. Let. Rul. 9008028 (Nov. 21, 1989) (the target shares acquired on exercise of the options are not excluded from the 50% continuity representation); BUT SEE Priv. Let. Rul. 9105028 (Nov. 6, 1990) (the target shares acquired on exercise of the options are excluded from the 50% continuity representation). Private Letter Rulings may not be relied upon or otherwise cited as precedent. However, we believe it is appropriate to refer to them in order to demonstrate an administrative position

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 20

hand, the holdings in GCM 36040 and 36041 imply that the IRS might conclude that the newly issued EFCC shares count in applying the continuity of interest test. A representation obtained by the IRS from a taxpayer in a 1993 private letter ruling also suggests this result.(10) On the other hand, taxpayer representations in two other private letter rulings indicate that the IRS might ignore the newly issued EFCC shares in applying the continuity of interest test.(11)

           If the IRS in fact counts the newly issued EFCC shares in measuring continuity, does Arbor qualify as an historic EFCC shareholder? This issue could be resolved in three ways:

           (i) Arbor automatically could be treated as a non-historic EFCC shareholders, i.e., as bad continuity.

           (ii) Arbor automatically could be treated as an historic EFCC shareholders, i.e., as good continuity.

           (iii) The determination of whether Arbor is an historic EFCC shareholder could be based on whether it was an historic holder of the options, i.e., whether it acquired the options in contemplation of the Star Merger.

           Some commentators favor approach (iii),(12) although there is no authority directly on point. The risk that the IRS will disagree and analyze Arbor's stock ownership in EFCC under approach (i), i.e., the least favorable approach, exists. In the absence of a private letter ruling from the IRS, prudence dictates that Arbor be treated as a non-historic shareholder of EFCC for purposes of calculating the EFCC shareholders' continuity of interest in the merged entity. Thus, the other historic EFCC shareholders must hold, with the requisite intent and for the requisite period, Star stock equal to at least 40% of the fair market value of all of the EFCC shares outstanding immediately prior to the Star Merger (including the shares received by Arbor pursuant to the exercise of its options) to satisfy the continuity of interest test.

--------
     previously taken by the Service.
10   Priv. Let. Rul. 9324021 (Mar. 19, 1993) (representation c).
11   SEE  Priv.  Let.  Rul.   9105028  (Nov.  6,   1990)   (representation   b),
     supplemented by Priv. Let. Rul. 9132068 (Apr. 19, 1991) (representation b); Priv. Let. Rul. 9136027 (June 11, 1991) (representation c).
12 Martin D. Ginsburg and Tack S. Levin, Mergers, Acquisitions, and Buyouts, ss 610.3.2 (Jan. 1996).

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 21

                     (2)       Pre-Merger Dividend

           We believe that the $750,000 of cash distributed by EFCC to all of its shareholders with respect to their shares prior to the Star Merger should not be taken into account for purposes of the continuity of interest test. In Private Letter Ruling 9041064 (July 19, 1990), three corporations paid significant dividends to their shareholders immediately prior to merging into an acquiring corporation and as part of the same plan. The IRS ruled that the mergers qualified as tax-free Code Section 368(a)(1)(A) reorganizations. We believe the salient point is that the $750,000 dividend did not come from Star or the Merger Sub. There is no justification for the IRS to conclude that this cash should be deemed to have come from Star or the Merger Sub, especially since the cash is proceeds from the exercise of Arbor's options, and not from a disposition or liquidation of operating assets or equity interests.(13) Nevertheless it is possible that the IRS may assert that the $750,000 distribution paid by EFCC must be taken into account in applying the continuity of interest test, which could cause continuity of interest to fall below an acceptable level to preserve tax-free reorganization treatment.

                     (3)       Less than 5% Shareholders

           As a practical matter, in the case of a widely held and publicly traded target corporation, it is difficult to determine which of the target corporation's public shareholders have held their target stock long enough to become historic target shareholders and whether such target corporation's less than 5% public shareholders intended at the time of the reorganization to retain their acquiring corporation stock and whether and for how long they in fact retain such stock following the reorganization. The IRS seems to have recognized this reality and for purposes of issuing private rulings has focused only on target shareholders owning at least 5% of the outstanding target stock as well as target insiders. See Rev. Proc. 77-37, section 7, added by Rev. Proc. 86-42. The Tax Court seems to agree. In the SEAGRAM CORP. V. COMMISSIONER, 104 T.C. 75
(1995), the Tax Court stated, "[a] requirement that the identity of the acquired corporation's shareholders be tracked to assume a sufficient number of 'historic' shareholders to satisfy some arbitrary minimal percentage receiving the acquiring corporation's stock would be completely unrealistic."

--------
13 See LITTON INDUSTRIES INC. V. COMMISSIONER, 89 T.C. 1086 (1987), ACQ. IN RESULT, 1988-2 C.B. 1; TSN LIQUIDATING CORP. V. U.S., 624 F.2d 1328 (5th Cir. 1980). Accord UNIROYAL INC. V. COMMISSIONER, 65 T.C.M. 2690 (1993).

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 22

104 T.C. at 103. Thus, since we believe EFCC should be considered to be widely held for these purposes, noninsiders who own less than 5% of the outstanding EFCC stock and who exchange their EFCC stock for Star stock in the Star Merger generally should be counted toward satisfying the continuity of interest requirement.

                     (4)       Prior Merger of TPC Into EFCC

           As discussed above, a tax-free transaction in which a target corporation's stock is transferred to new shareholders followed by a subsequent tax-free reorganization of the target corporation into another corporation should be respected if such initial transaction has independent significance and a business purpose.(14) The issue addressed is whether the subsequent merger affects the qualification of the original reorganization, but implicit in this analysis is the notion that the new target corporation shareholders may supply the necessary continuity of interest to qualify the subsequent merger as a tax-free transaction even though the original reorganization and the subsequent merger occur pursuant to an overall plan.

           In several private letter rulings, the IRS has held that a merger of a parent corporation into another corporation preceded by an upstream merger or liquidation of a wholly-owned subsidiary into the target parent corporation qualified as tax-free reorganization under Code Section 368 (a).(15) Although we are unaware of any direct case law authority supporting this proposition, we believe the conclusion is consistent with the policies underlying the reorganization provisions of Code Section 368 et. seq. since the shareholders in the TPC Merger principally changed the form of their ownership but retained the requisite proprietary interest. Therefore, subsequent to their exchange of TPC stock for EFCC stock pursuant to the TPC Merger and based on the representations in the Letters of Representation, the former shareholders of TPC should be treated as historic shareholders of EFCC for purposes of satisfying the Star Merger's continuity of interest requirement. In addition, based on the representations in the Letters of Representation and the discussion above, Coss and the public shareholders are historic shareholders of EFCC.

--------
14   See supra notes 11-13 and accompanying text.
15   See Priv. Let. Rul. 8713033 (Dec. 29, 1986);  Priv. Let. Rul. 8425081 (Mar.
     21, 1984) ; Priv. Let. Rul.  8032114 (May,  1980);  Priv. Let. Rul. 8024137
     (Mar. 20, 1980).

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 23

                     (5)       Post-Reorganization Continuity of Interest

           Based on the representations in the Letters of Representation that as of the Effective Time, Coss, the shareholders of Coss and any other shareholder of EFCC, including the former shareholders of TPC, will not have a binding commitment or preconceived plan or arrangement for disposing of any of their Star common stock received in the Star Merger, the former EFCC shareholders will satisfy the continuity of interest requirement that they retain their interest in Star for some unspecified time after the reorganization.(16)

                     (6)       Value of Star Common Stock

           The IRS position in connection with determining whether at least 50%(17) by value of the target corporation's outstanding stock is exchanged for the acquiring corporation's stock in the reorganization is that the value of the target corporation stock is determined "as of the effective time of the reorganization."(18) Nevertheless, assuming that the fair market value of the outstanding EFCC stock at the Effective Time is determined by reference to the exchange value of the EFCC stock in terms of Star stock and cash, and assuming that the parties to the Star Merger make a good faith and reasonable effort to achieve a consideration mix consisting of at least 40% Star stock, the use of a value as determined on the third business day prior to the Effective Time, using the average of the closing sales price of a share of Star common stock as reported on the NASDAQ National Market during the 120 trading days immediately preceding the date of determination should be sufficient for purposes of determining whether the 40% continuity of interest requirement is met in the Star Merger if, solely as a result of market fluctuations between the date that the

--------
16   See supra notes 3-6 and accompanying text.
17 As discussed above at note 1 and accompanying text, the IRS has announced that it considers a 50 percent continuity-of-equity interest by value to be sufficient. Rev. Proc. 77-37. Nevertheless, pursuant to the NELSON case and as discussed above, a 40 percent continuity of interest by value on the part of the former historic shareholders of the target should be sufficient.
18   Id.

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 24


Merger Agreement is signed and the Effective Time, the consideration paid to the EFCC historic shareholders turns out to be less than 40% Star stock.(19)

           This formula was devised by the parties in an attempt to minimize the impact on the business arrangement of temporary market fluctuations of Star stock. In addition, since (1) there was an unusually protracted time period between the parties agreement in concept and an actual contract and closing, (2) the shareholders of EFCC had locked in their investment during the 120 days since the principal economic terms of the transaction were in place, (3) Star assumed the management of EFCC and the profits therefrom were largely payable to Star in the form of consulting fees so that the EFCC shareholders could share in those profits during such period only through this pricing mechanism and (4) the principal reason for not closing the Star Merger immediately was the need to secure approvals of governmental authorities, the adjustment mechanism merely reflects the fact that the economic merger of EFCC and Star does not occur solely on the closing date, but rather will occur incrementally over time so that a valuation as of the closing date is less likely to accurately reflect the true value of the continuity of interest of the EFCC shareholders. However, there is no authority that addresses whether an average trading price may be used and there is a risk that this issue could be resolved unfavorably. If the price of the Star stock declines prior to the Effective Time, the risk that the Star Merger will be treated as a taxable transaction by the IRS becomes greater.

           Immediately prior to the Effective Time, the historic shareholders of EFCC (i.e., Coss, the former TPC minority shareholders and the other public shareholders of EFCC, assuming Arbor is not an historic shareholder of EFCC) will own 66.8% of the stock of EFCC. For purposes of calculating continuity of interest, the value of the stock consideration paid by Star ($4,400,000) to the EFCC shareholders in the Star Merger will equal 60.69% of the total consideration paid by Star ($7,250,000) in the Star Merger. Thus, 40.54% of the total consideration paid by Star to the historic shareholders of EFCC will consist of Star stock.

           Based on the representations in the Letters of Representation, and assuming that (1) EFCC's shareholders receive Star common stock with a value of at least $4,607,5O6(20) as determined on the third business day prior to the Effective Time, using the average of the

--------
19   SEE Rev. Rul. 81-190, 1981-2 C.B. 84.
20   See infra note 28.

Extended Family Care Corporation, Inc.
Star Multi Care Services, Inc.
July 24, 1997
Page 25


closing sales price of a share of Star common stock as reported on the NASDAQ National Market during the 120 treading days immediately preceding the date of determination and that (2) all shareholders receive, at a maximum, aggregate cash in the amount of $2,714,998,(21) which amount includes total cash paid to dissenting shareholders, it is our opinion that, although not free from doubt, the continuity of interest requirement should be met with respect to the Star Merger.

                                                Very truly yours,

                                                Meltzer, Lippe, Goldstein, Wolf
                                                & Schlissel, P.C.



                                                By:
                                                           Stephen M. Breitstone



--------
21 These numbers are based on certain assumptions as to possible payments to dissenting shareholders. If the value of the stock received by the EFCC shareholders is less than $4,607,506 and/or the amount of cash received is greater than $2,714,998, the continuity of interest test will be below 40% and, therefore, tax-free reorganization treatment may be jeopardized.